UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2005

SIZELER PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-09349	72-1082589
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2542 Williams Boulevard, Kenner, LA	70062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 471-6271

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On November 21, 2005, Sizeler Property Investors, Inc. (the “Company”) entered into a separation agreement with Sidney W. Lassen pursuant to which Mr. Lassen voluntarily resigned as Chief Executive Officer and Chairman of the Board of Directors of the Company, effective 2:00 p.m. EDT, November 21, 2005. Mr. Lassen will remain on the Board of Directors of the Company. Pursuant to the separation agreement, the Company shall pay Mr. Lassen (i) $666,261 in a lump sum and (ii) also in a lump sum, the vested amounts payable under his Nonelective Deferred Compensation Agreement, dated January 1, 2005, and the vested amounts payable under his Nonelective Deferred Compensation Agreement, dated May 6, 1994, and as amended on August 3, 2000. The separation agreement provides for all of the compensation to be paid to Mr. Lassen in connection with his termination of employment. In consideration of these payments, as well as the continuation of certain of Mr. Lassen’s employment benefits for up to 24 months, the parties agreed to a mutual release of any claims.

A copy of the separation agreement is attached hereto as Exhibit 10.1 and incorporated into this filing by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On November 21, 2005, pursuant to the terms of the separation agreement described in Item 1.01, all prior negotiations and agreements between the Company and Mr. Lassen regarding his employment and severance were terminated. This includes the Severance Agreement, dated February 9, 1994, amended and restated as of August 3, 2000, the Nonelective Deferred Compensation Agreement, effective May 6, 1994, as amended by amendment thereto dated August 3, 2000, and the Nonelective Deferred Compensation Agreement effective January 1, 2005.

Other than the foregoing, the Company has not modified any current agreements with Mr. Lassen. The agreements described under the heading “Certain Transactions and Relationships—Mr. Lassen’s Relationships with Sizeler Realty Co., Inc.” in the Company’s definitive proxy statement for its 2005 annual meeting filed on September 27, 2005, which description is hereby incorporated into this filing by reference, remain in place. Any new agreements or modifications to existing agreements between the Company and Mr. Lassen would be approved by the independent members of the Board of Directors or an appropriate committee thereof.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 21, 2005, Sidney W. Lassen resigned as Chief Executive Officer and Chairman of the Board of Directors of the Company pursuant to a separation agreement described in Item 1.01. Pursuant to the terms of the Company’s Corporate Governance Guidelines, in connection with his resignation as Chief Executive Officer, Mr. Lassen tendered his resignation from the Board of Directors. The Board determined that the change in Mr. Lassen’s responsibilities would not impair his ability to serve on the Board of Directors, and therefore declined Mr. Lassen’s offer of resignation.

Effective November 21, 2005, Thomas A. Masilla, Jr., 58, the Company’s President and Chief Operating Officer since 1995, will function as the Company’s principal executive officer. The Company is party to a severance agreement with Mr. Masilla that is described under the heading “Executive Compensation—Agreements with Executive Officers” in the Company’s definitive proxy statement for its 2005 annual meeting filed on September 27, 2005, which description is hereby incorporated into this filing by reference.

On November 21, 2005, Mark M. Tanz, 73, was elected non-executive Chairman of the Board.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 21, 2005, the Board of Directors amended the Company’s Bylaws to provide that the Chairman of the Board was no longer automatically the Chief Executive Officer.

A copy of the amendment is attached hereto as Exhibit 3.1 and is incorporated into this filing by reference.

Section 8 – Other Events

Item 8.01. Other Events.

On November 21, 2005 the Company amended and restated its Corporate Governance Guidelines to the effect that the same person may, but is no longer required or expected to, be simultaneously the Chairman of the Board of Directors and the Chief Executive Officer of the Company. The amendments correlate to the amendment of the Company’s Bylaws described in Item 5.03.

On November 22, 2005, the Company’s Board of Directors announced that it would consider all strategic alternatives available to Sizeler, including a possible sale, merger, or plan of liquidation of the Company. This decision is discussed in further detail in the press release attached as Exhibit 99.1, which is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:

3.1	Amendment No. 4 to Bylaws dated November 21, 2005.

10.1	Letter Agreement between the Company and Sidney W. Lassen dated November 21, 2005.

99.1	Press Release of the Company dated November 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sizeler Property Investors, Inc.

Date: November 23, 2005	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr., President